Exhibit 23.7

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement of American Midstream Partners, LP (Form S-4 No. 333-00000) and related Proxy Statement and Prospectus of JP Energy Partners LP for the registration of common units, and to the incorporation by reference therein of our report dated June 29, 2016, with respect to the financial statements of Okeanos Gas Gathering Company, LLC as of and for the year ended December 31, 2015 included in Amendment No. 1 to the Current Report on Form 8-K/A of American Midstream Partners, LP, filed with the Securities and Exchange Commission on July 7, 2016.

/s/ Ernst & Young LLP

Chicago, Illinois

November 21, 2016